Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE
January 28, 2026

Landmark Bancorp, Inc. Reports Fourth Quarter and Full Year 2025 Results

Announces 44.4% Increase in Net Earnings for the Year Ended December 31, 2025 and Fourth Quarter Net Income of $4.7 Million, Diluted Earnings Per Share of $0.77

Declares Quarterly Cash Dividend of $0.21 per Share

Manhattan, KS – Landmark Bancorp, Inc. (“Landmark”; Nasdaq: LARK) reported diluted earnings per share of $0.77 for the fourth quarter of 2025, compared to $0.81 per share in the third quarter of 2025 and $0.54 per share in the same quarter of the prior year. Net earnings for the fourth quarter totaled $4.7 million, compared to $4.9 million in the prior quarter and $3.3 million in the fourth quarter of 2024. For the three months ended December 31, 2025, the return on average assets was 1.17%, the return on average equity was 11.88% and the efficiency ratio(1) was 62.8%.

For the year ended December 31, 2025, diluted earnings per share totaled $3.07, an increase of $0.92 compared to $2.15 during the same period in 2024. Net earnings for 2025 totaled $18.8 million, compared to $13.0 million in 2024, or an increase of 44.4%. For the year ended December 31, 2025, the return on average assets was 1.17%, the return on average equity was 12.68%, and the efficiency ratio(1) was 62.7%.

Fourth Quarter 2025 Performance Highlights

●	Total revenue increased to $18.7 million, a 2.9% increase over the prior quarter.
●	Net interest margin improved to 4.03%, a 20-basis-point increase compared to the prior quarter, driven by slightly higher yields on earning assets and lower funding costs.
●	Average deposit balances increased $8.8 million during the quarter, while the cost of deposits improved to 1.50%.
●	Capital ratios remain strong and tangible common equity to assets increased to 8.03% from 7.66% as of September 30, 2025.
●	Book value per share was $26.44 as of December 31, 2025, compared to $25.64 as of September 30, 2024. Tangible book value per share(1) grew to $20.79, a 16.4% annualized growth rate over the prior quarter.

2025 Performance Highlights

●	Return on average assets increased to 1.17% compared to 0.83% for 2024.
●	Return on average equity increased to 12.68% compared to 10.01% for 2024.
●	Net earnings increased $5.8 million, or 44.4%, to $18.8 million, mainly due to strong growth in net interest income and well-controlled non-interest expense.
●	Net interest income grew $10.0 million due to higher interest on loans coupled with lower interest costs.
●	Net interest margin increased to 3.86% compared to 3.28% in the prior year.
●	The efficiency ratio(1) improved to 62.7% compared to 69.1% for 2024.
●	For the year ended December 31, 2025, average loans grew $112.3 million, or 11.5%, due primarily to strong growth in commercial real estate loan originations and residential mortgages.
●	Total year-end deposits grew $60.1 million, or 4.5%. The loan to deposit ratio totaled 79.1% at year-end.
●	Net charge-offs totaled 0.25% of average loans while non-performing loans totaled $10.0 million, a decrease of $3.1 million, or 23.8%, from year-end 2024.

In announcing these results, Abby Wendel, President and Chief Executive Officer of Landmark said “Our fourth quarter results capped off a year of outstanding revenue growth, increased profitability, and solid growth in diluted earnings per share and tangible book value per share. For the year, we delivered four consecutive quarters of net interest income expansion, average loan growth of 11.5% year-over-year, reduced deposit costs and an improved efficiency ratio. While we maintained solid expense discipline throughout 2025, we also made investments in our people and enhanced our capabilities to better serve our customers and prospects. As we wrap up 2025, I am deeply grateful to our associates and directors for their continued dedication to putting people first and building the meaningful connections that empower our customers and strengthen the communities we proudly serve.”

(1) Non-GAAP financial measure. See the “Non-GAAP Financial Measures” section of this press release for a reconciliation.

Dividend Declaration

Landmark’s Board of Directors declared a cash dividend of $0.21 per share, to be paid February 26, 2026, to common stockholders of record as of the close of business on February 12, 2026.

Earnings Conference Call

Landmark will host a conference call to review the Company’s fourth quarter financial results at 10:00 a.m. (Central time) on Thursday, January 29, 2026. Interested parties may participate via telephone by dialing (833) 470-1428 and using access code 980662. A replay of the call will be available through February 5, 2026, by dialing (866) 813-9403 and using access code 974716.

SUMMARY OF FOURTH QUARTER RESULTS

Net Interest Income

Net interest income in the fourth quarter of 2025 totaled $14.8 million, representing an increase of $695,000, or 4.9%, compared to the previous quarter and an increase of $2.4 million, or 19.3%, compared to the same quarter of the prior year. The increase in net interest income this quarter compared to the prior quarter was driven by higher rates on loans and investments despite lower average balances, coupled with lower interest expense on deposits and other borrowings. The net interest margin for the fourth quarter of 2025 was 4.03%, an increase of 20 basis points as compared to the prior quarter and an increase of 52 basis points from 3.51% during the fourth quarter of the prior year. The average tax-equivalent yield on the loan portfolio increased three basis points to 6.40% in the fourth quarter, while the yield on investment securities grew to 3.39%.

Compared to the third quarter of 2025, interest on deposits decreased $272,000, or 5.0%, due to lower rates, partially offset by increased average balances. Interest on other borrowed funds decreased $325,000 from the third quarter of 2025, due to lower rates and average balances. The average rate on interest-bearing deposits decreased 12 basis points from the prior quarter, to 2.06%, primarily due to lower rates on money market and checking accounts and certificates of deposit. The average rate on other borrowed funds decreased 16 basis points to 4.93% in the fourth quarter of 2025.

Non-Interest Income

Non-interest income totaled $3.9 million for the fourth quarter of 2025, a decrease of $169,000 from the previous quarter. The decrease in non-interest income during the fourth quarter of 2025 was primarily due to a loss of $101,000 on sales of lower-yielding investment securities as part of our ongoing strategy to improve future interest income.

Non-Interest Expense

During the fourth quarter of 2025, non-interest expense totaled $12.3 million, an increase of $1.0 million, or 9.0%, compared to the prior quarter and an increase of $386,000, or 3.3%, compared to the same period in the prior year. Compared to the prior quarter, the increase in non-interest expense was primarily due to increases of $511,000 in compensation and benefits expense and $173,000 in professional fees, along with a valuation allowance recorded on repossessed assets held for sale of $356,000. The increase in compensation and benefits was attributable to an increase in the number of employees coupled with higher incentive compensation costs tied to improved company performance, while the increase in professional fees was primarily due to higher audit and consulting costs.

Income Tax Expense

Landmark recorded income tax expense of $1.2 million in the fourth quarter of 2025, compared to $1.1 million in the third quarter of 2025. The effective tax rate was 20.0% in the fourth quarter of 2025, compared to 18.7% in the third quarter of 2025.

Balance Sheet Highlights

As of December 31, 2025, gross period-end loans totaled $1.1 billion, a decrease of $6.3 million from the prior quarter, while average loans also declined $2.1 million. This decrease in period-end loans was primarily driven by lower commercial loans (decline of $8.5 million), and one-to-four family residential real estate (decline of $6.3 million), offset by growth in commercial real estate (growth of $4.7 million) and agriculture (growth of $2.9 million) loans. Investment securities available-for-sale decreased $1.9 million during the fourth quarter of 2025 primarily due to maturities occurring during the quarter.

Period-end deposit balances increased $63.4 million to $1.4 billion at December 31, 2025, an annualized increase of 19.0% compared to the prior quarter. The increase in deposits was driven by an increase in money market and checking accounts of $71.6 million, partially offset by a decrease in certificates of deposit of $12.1 million. The increase in money market and checking accounts was primarily driven by seasonal growth in public fund deposit account balances. Total period-end borrowings decreased $79.8 million during the fourth quarter of 2025. At December 31, 2025, the loan to deposits ratio was 79.1% compared to 83.4% in the prior quarter.

Stockholders’ equity increased to $160.6 million (book value of $26.44 per share) as of December 31, 2025, from $155.7 million (book value of $25.64 per share) as of September 30, 2025. The increase in stockholders’ equity was primarily due to net earnings for the quarter net of dividends paid, coupled with a decrease in accumulated other comprehensive losses (lower unrealized net losses on investment securities). The ratio of equity to total assets increased to 10.00% on December 31, 2025, from 9.63% on September 30, 2025.

The allowance for credit losses totaled $12.5 million, or 1.12% of total gross loans, as of December 31, 2025, compared to $12.3 million, or 1.10% of total gross loans, on September 30, 2025. Net loan charge-offs totaled $341,000 in the fourth quarter of 2025, compared to $2.3 million during the third quarter of 2025 and $219,000 in the fourth quarter of the prior year. Net charge-offs were elevated in the third quarter of 2025 due to the charge-off of a single commercial credit previously discussed. A provision for credit losses of $500,000 was recorded in the fourth quarter of 2025 compared to $850,000 in the third quarter of 2025.

Non-performing loans totaled $10.0 million, or 0.90% of gross loans, at December 31, 2025, compared to $10.0 million, or 0.89% of gross loans, at September 30, 2025. Loans 30-89 days delinquent totaled $4.3 million, or 0.38% of gross loans, as of December 31, 2025, compared to $4.9 million, or 0.43% of gross loans, as of September 30, 2025.

About Landmark

Landmark Bancorp, Inc., the holding company for Landmark National Bank, is listed on the Nasdaq Global Market under the symbol “LARK.” Headquartered in Manhattan, Kansas, Landmark National Bank is a community banking organization dedicated to providing quality financial and banking services. Landmark National Bank has 29 locations in 23 communities across Kansas: Manhattan (2), Auburn, Dodge City (2), Fort Scott (2), Garden City, Great Bend (2), Hoisington, Iola, Junction City, La Crosse, Lawrence (2), Lenexa, Louisburg, Mound City, Osage City, Osawatomie, Overland Park, Paola, Pittsburg, Prairie Village, Topeka (2), Wamego and Wellsville, Kansas. Visit www.banklandmark.com for more information.

Contact Information

Mark Herpich	Shelley Reed
Chief Financial Officer	Investor Relations
(785) 565-2000	(913) 563-5672
mherpich@banklandmark.com	sreed@banklandmark.com

Special Note Concerning Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of Landmark. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of our management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. Additionally, all statements in this press release, including forward-looking statements, speak only as of the date they are made, and Landmark undertakes no obligation to update any statement in light of new information or future events. A number of factors, many of which are beyond our ability to control or predict, could cause actual results to differ materially from those in our forward-looking statements. These factors include, among others, the following: (i) the strength of the local, state, national and international economies and financial markets, including the effects of inflationary pressures and future monetary policies of the Federal Reserve in response thereto; (ii) effects on the U.S. economy resulting from actions taken by the federal government, including the threat or implementation of tariffs, immigration enforcement and changes in foreign policy; (iii) changes in interest rates and prepayment rates of our assets; (iv) increased competition in the financial services sector and the inability to attract new customers, including from non-bank competitors such as credit unions and “fintech” companies; (v) timely development and acceptance of new products and services; (vi) rapid and expensive technological changes implemented by us and other parties in the financial services industry, including third-party vendors, which may be more difficult to implement or more expensive than anticipated or which may have unforeseen consequence to us and our customers, including the development and implementation of tools incorporating artificial intelligence; (vii) our risk management framework; (viii) interruptions in information technology and telecommunications systems and third-party services; (ix) the economic effects of severe weather, natural disasters, widespread disease or pandemics, or other external events; (x) the loss of key executives or employees; (xi) changes in consumer spending; (xii) integration of acquired businesses; (xiii) the commencement, cost and outcome of litigation and other legal proceedings and regulatory actions against us or to which the Company may become subject; (xiv) changes in accounting policies and practices, such as the implementation of the current expected credit losses accounting standard; (xv) the economic impact of past and any future terrorist attacks, military conflicts, acts of war, including ongoing conflicts in the Middle East, the Russian invasion of Ukraine and recent military actions in Venezuela, or threats thereof, and the response of the United States to any such threats and attacks; (xvi) the ability to manage credit risk, forecast loan losses and maintain an adequate allowance for loan losses; (xvii) fluctuations in the value of securities held in our securities portfolio; (xviii) concentrations within our loan portfolio and large loans to certain borrowers (including commercial real estate loans); (xix) the concentration of large deposits from certain clients who have balances above current FDIC insurance limits and may withdraw deposits to diversify their exposure; (xx) the level of non-performing assets on our balance sheets; (xxi) the ability to raise additional capital; (xxii) the occurrence of fraudulent activity, breaches or failures of our or our third-party vendors’ information security controls or cybersecurity-related incidents, including as a result of sophisticated attacks using artificial intelligence and similar tools or as a result of insider fraud; (xxiii) declines in real estate values; (xxiv) the effects of fraud on the part of our employees, customers, vendors or counterparties; (xxv) the Company’s success at managing and responding to the risks involved in the foregoing items; and (xxvi) any other risks described in the “Risk Factors” sections of reports filed by Landmark with the Securities and Exchange Commission. These risks and uncertainties should be considered in evaluating forward-looking statements, and undue reliance should not be placed on such statements. Additional information concerning Landmark and its business, including additional risk factors that could materially affect Landmark’s financial results, is included in our filings with the Securities and Exchange Commission.

LANDMARK BANCORP, INC. AND SUBSIDIARIES

Consolidated Balance Sheets (unaudited)

	December 31,	September 30,	June 30,	March 31,	December 31,
(Dollars in thousands)	2025	2025	2025	2025	2024
Assets
Cash and cash equivalents	$20,982	$23,947	$25,038	$21,881	$20,275
Interest-bearing deposits at other banks	3,218	3,218	3,463	3,973	4,110
Investment securities available-for-sale, at fair value:
U.S. treasury securities	53,183	50,833	51,624	58,424	64,458
Municipal obligations, tax exempt	87,809	97,383	100,802	101,812	107,128
Municipal obligations, taxable	90,603	82,236	75,037	70,614	71,715
Agency mortgage-backed securities	116,562	119,576	124,979	125,142	129,211
Total investment securities available-for-sale	348,157	350,028	352,442	355,992	372,512
Investment securities held-to-maturity	3,789	3,760	3,730	3,701	3,672
Bank stocks, at cost	5,756	8,021	10,946	6,225	6,618
Loans:
One-to-four family residential real estate	375,299	381,641	377,133	355,632	352,209
Construction and land	20,531	19,741	26,373	28,645	25,328
Commercial real estate	394,323	389,574	370,455	359,579	345,159
Commercial	178,201	186,656	204,303	190,881	192,325
Agriculture	102,829	99,897	100,348	101,808	100,562
Municipal	6,874	6,884	6,938	7,082	7,091
Consumer	33,666	33,660	32,234	31,297	29,679
Total gross loans	1,111,723	1,118,053	1,117,784	1,074,924	1,052,353
Net deferred loan (fees) costs and loans in process	(872)	(763)	(615)	(426)	(307)
Allowance for credit losses	(12,458)	(12,299)	(13,762)	(12,802)	(12,825)
Loans, net	1,098,393	1,104,991	1,103,407	1,061,696	1,039,221
Loans held for sale, at fair value	5,141	3,578	4,773	2,997	3,420
Bank owned life insurance	40,176	39,890	39,607	39,329	39,056
Premises and equipment, net	19,325	19,449	19,654	19,886	20,220
Goodwill	32,377	32,377	32,377	32,377	32,377
Other intangible assets, net	1,990	2,123	2,275	2,426	2,578
Mortgage servicing rights	3,189	3,120	3,082	3,045	3,061
Real estate owned, net	-	-	167	167	167
Other assets	24,149	22,573	23,904	24,894	26,855
Total assets	$1,606,642	$1,617,075	$1,624,865	$1,578,589	$1,574,142

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Non-interest-bearing demand	364,695	365,959	351,993	368,480	351,595
Money market and checking	650,987	579,413	562,919	613,459	636,963
Savings	151,406	146,291	148,092	149,223	145,514
Certificates of deposit	221,766	233,837	210,897	204,660	194,694
Total deposits	1,388,854	1,325,500	1,273,901	1,335,822	1,328,766
FHLB and other borrowings	10,567	90,483	155,110	48,767	53,046
Subordinated debentures	21,651	21,651	21,651	21,651	21,651
Repurchase agreements	1,501	1,420	5,825	6,256	13,808
Accrued interest and other liabilities	23,438	22,294	20,002	23,442	20,656
Total liabilities	1,446,011	1,461,348	1,476,489	1,435,938	1,437,927
Stockholders’ equity:
Common stock	61	58	58	58	58
Additional paid-in capital	102,597	95,330	95,266	95,148	95,051
Retained earnings	63,658	67,327	63,612	60,422	56,934
Accumulated other comprehensive loss	(5,685)	(6,988)	(10,560)	(12,977)	(15,828)
Total stockholders’ equity	160,631	155,727	148,376	142,651	136,215
Total liabilities and stockholders’ equity	$1,606,642	$1,617,075	$1,624,865	$1,578,589	$1,574,142

LANDMARK BANCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Earnings (unaudited)

	Three months ended,			Year ended,
	December 31,	September 30,	December 31,	December 31,	December 31,
(Dollars in thousands, except per share amounts)	2025	2025	2024	2025	2024
Interest income:
Loans	$17,858	$17,783	$15,955	$69,222	$61,400
Investment securities:
Taxable	2,227	2,198	2,210	8,768	9,298
Tax-exempt	681	700	738	2,801	3,008
Interest-bearing deposits at banks	71	58	49	225	193
Total interest income	20,837	20,739	18,952	81,016	73,899
Interest expense:
Deposits	5,138	5,410	5,350	20,928	22,310
FHLB and other borrowings	550	857	737	2,833	3,886
Subordinated debentures	344	361	389	1,420	1,635
Repurchase agreements	16	17	77	150	344
Total interest expense	6,048	6,645	6,553	25,331	28,175
Net interest income	14,789	14,094	12,399	55,685	45,724
Provision for credit losses	500	850	1,500	2,350	2,300
Net interest income after provision for credit losses	14,289	13,244	10,899	53,335	43,424
Non-interest income:
Fees and service charges	2,671	2,660	2,710	10,195	10,742
Gains on sales of loans, net	925	948	522	3,175	2,386
Bank owned life insurance	286	283	976	1,119	1,723
Losses on sales of investment securities, net	(101)	-	(1,031)	(103)	(1,031)
Other	118	177	194	565	924
Total non-interest income	3,899	4,068	3,371	14,951	14,744
Non-interest expense:
Compensation and benefits	6,815	6,304	6,264	25,507	23,103
Occupancy and equipment	1,293	1,364	1,550	5,153	5,663
Data processing	546	476	452	2,047	1,889
Amortization of mortgage servicing rights and other intangibles	224	247	240	948	1,164
Professional fees	919	746	1,043	2,950	2,912
Valuation allowance on assets held for sale	356	-	-	356	1,108
Other	2,107	2,114	2,325	8,272	8,240
Total non-interest expense	12,260	11,251	11,874	45,233	44,079
Earnings before income taxes	5,928	6,061	2,396	23,053	14,089
Income tax expense (benefit)	1,188	1,131	(886)	4,278	1,086
Net earnings	$4,740	$4,930	$3,282	$18,775	$13,003

Net earnings per share (1)
Basic	$0.78	$0.81	$0.54	$3.09	$2.15
Diluted	0.77	0.81	0.54	3.07	2.15
Dividends per share (1)	0.20	0.20	0.19	0.80	0.76
Shares outstanding at end of period (1)	6,074,381	6,073,744	6,063,958	6,074,381	6,063,958
Weighted average common shares outstanding - basic (1)	6,073,867	6,072,915	6,063,988	6,070,662	6,045,959
Weighted average common shares outstanding - diluted (1)	6,129,670	6,121,123	6,079,252	6,118,861	6,052,496

Tax equivalent net interest income	$14,954	$14,260	$12,574	$56,358	$46,428

(1) Share and per share values at or for the periods ended December 31, 2024, September 30, 2025, and December 31, 2025 have been adjusted to give effect to the 5% stock dividend paid during December 2025.

LANDMARK BANCORP, INC. AND SUBSIDIARIES

Select Ratios and Other Data (unaudited)

	As of or for the three months ended,			As of or for the year ended,
	December 31,	September 30,	December 31,	December 31,	December 31,
(Dollars in thousands, except per share amounts)	2025	2025	2024	2025	2024
Performance ratios:
Return on average assets (1)	1.17%	1.21%	0.83%	1.17%	0.83%
Return on average equity (1)	11.88%	13.00%	9.54%	12.68%	10.01%
Net interest margin (1)(2)	4.03%	3.83%	3.51%	3.86%	3.28%
Effective tax rate	20.0%	18.7%	-37.0%	18.6%	7.7%
Efficiency ratio (3)	62.8%	61.2%	70.0%	62.7%	69.1%
Adjusted non-interest income to total income (3)	21.2%	22.2%	25.9%	21.2%	25.3%

Average balances:
Investment securities	$359,146	$362,717	$409,648	$365,837	$432,928
Loans	1,106,438	1,108,545	1,010,153	1,086,576	974,293
Assets	1,612,385	1,617,429	1,568,821	1,599,415	1,558,236
Interest-bearing deposits	987,965	984,335	944,969	979,361	938,223
Total deposits	1,356,125	1,347,357	1,314,338	1,340,280	1,301,372
FHLB and other borrowings	49,647	72,871	57,507	61,273	70,226
Subordinated debentures	21,651	21,651	21,651	21,651	21,651
Repurchase agreements	1,878	1,833	12,212	4,730	12,216
Stockholders’ equity	$158,242	$150,434	$136,933	$148,032	$129,944

Average tax equivalent yield/cost (1):
Investment securities	3.39%	3.35%	3.03%	3.34%	3.00%
Loans	6.40%	6.37%	6.28%	6.37%	6.30%
Total interest-bearing assets	5.66%	5.61%	5.34%	5.60%	5.28%
Interest-bearing deposits	2.06%	2.18%	2.25%	2.14%	2.38%
Total deposits	1.50%	1.59%	1.62%	1.56%	1.71%
FHLB and other borrowings	4.40%	4.67%	5.10%	4.62%	5.53%
Subordinated debentures	6.30%	6.62%	7.15%	6.56%	7.55%
Repurchase agreements	3.38%	3.68%	2.51%	3.17%	2.82%
Total interest-bearing liabilities	2.26%	2.44%	2.52%	2.37%	2.70%

Capital ratios:
Equity to total assets	10.00%	9.63%	8.65%
Tangible equity to tangible assets (3)	8.03%	7.66%	6.58%
Book value per share	$26.44	$25.64	$22.46
Tangible book value per share (3)	$20.79	$19.96	$16.70

Rollforward of allowance for credit losses (loans):
Beginning balance	$12,299	$13,762	$11,544	$12,825	$10,608
Charge-offs	(459)	(2,380)	(246)	(3,050)	(659)
Recoveries	118	67	27	333	476
Provision for credit losses for loans	500	850	1,500	2,350	2,400
Ending balance	$12,458	$12,299	$12,825	$12,458	$12,825

Allowance for unfunded loan commitments	$150	$150	$150

Non-performing assets:
Non-accrual loans	$9,994	$9,999	$13,115
Accruing loans over 90 days past due	-	-	-
Real estate owned	-	-	167
Total non-performing assets	$9,994	$9,999	$13,282

Loans 30-89 days delinquent	$4,274	$4,853	$6,201

Other ratios:
Loans to deposits	79.09%	83.36%	78.21%
Loans 30-89 days delinquent and still accruing to gross loans outstanding	0.38%	0.43%	0.59%
Total non-performing loans to gross loans outstanding	0.90%	0.89%	1.25%
Total non-performing assets to total assets	0.62%	0.62%	0.84%
Allowance for credit losses to gross loans outstanding	1.12%	1.10%	1.22%
Allowance for credit losses to total non-performing loans	124.65%	123.00%	97.79%
Net loan charge-offs to average loans (1)	0.12%	0.83%	0.09%	0.25%	0.02%

(1) Information is annualized.

(2) Net interest margin is presented on a fully tax equivalent basis, using a 21% federal tax rate.

(3) Non-GAAP financial measures. See the “Non-GAAP Financial Measures” section of this press release for a reconciliation to the most comparable GAAP equivalent.

LANDMARK BANCORP, INC. AND SUBSIDIARIES

Non-GAAP Financial Measures (unaudited)

	As of or for the three months ended,			As of or for the year ended,
	December 31,	September 30,	December 31,	December 31,	December 31,
(Dollars in thousands, except per share amounts)	2025	2025	2024	2025	2024
Non-GAAP financial ratio reconciliation:
Total non-interest expense	$12,260	$11,251	$11,874	$45,233	$44,079
Less: foreclosure and real estate owned expense	20	(22)	(13)	(3)	(47)
Less: amortization of other intangibles	(133)	(152)	(151)	(588)	(663)
Less: valuation allowance on assets held for sale	(356)	-	-	(356)	(1,108)
Adjusted non-interest expense (A)	11,791	11,077	11,710	44,286	42,261
Net interest income (B)	14,789	14,094	12,399	55,685	45,724
Non-interest income	3,899	4,068	3,371	14,951	14,744
Less: losses on sales of investment securities, net	101	-	1,031	103	1,031
Less: gains on sales of premises and equipment and foreclosed assets	(17)	(55)	(62)	(81)	(326)
Adjusted non-interest income (C)	$3,983	$4,013	$4,340	$14,973	$15,449

Efficiency ratio (A/(B+C))	62.8%	61.2%	70.0%	62.7%	69.1%
Adjusted non-interest income to total income (C/(B+C))	21.2%	22.2%	25.9%	21.2%	25.3%

Total stockholders’ equity	$160,631	$155,727	$136,215
Less: goodwill and other intangible assets	(34,367)	(34,500)	(34,955)
Tangible equity (D)	$126,264	$121,227	$101,260

Total assets	$1,606,642	$1,617,075	$1,574,142
Less: goodwill and other intangible assets	(34,367)	(34,500)	(34,955)
Tangible assets (E)	$1,572,275	$1,582,575	$1,539,187

Tangible equity to tangible assets (D/E)	8.03%	7.66%	6.58%

Shares outstanding at end of period (F)	6,074,381	6,073,744	6,063,958

Tangible book value per share (D/F)	$20.79	$19.96	$16.70